FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 15, 2013	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Closes New Senior Credit Facility

Salt Lake City, July 15, 2013 – FX Energy, Inc. (NASDAQ: FXEN), today reported that it has finalized a new five-year, up to $100 Million Senior Reserve Based Lending Facility.  BNP Paribas (“BNPP”) acted as Coordinating Mandated Lead Arranger.  ING Bank (“ING”), present in FX Energy’s previous syndicated financing, acted as Mandated Lead Arranger.  The initial commitment of the facility amounts to $65 million.  FX Energy can seek additional commitments up to $100 million through the new lending facility.  The facility allows for such expansion under certain conditions via an “embedded accordion mechanism.”

Xavier Vénéreau, Global Head of Structured Debt Oil & Gas at BNP Paribas, commented, “This new relationship with FX Energy is key to us and shows the importance for the bank to support Oil & Gas independent companies globally, and more specifically in the CEE & Turkey region where we have built up a solid franchise.  BNPP is very pleased to have successfully coordinated and closed this financing which will allow FX to support its growth in Poland, a country where it already ranks as the largest independent gas producer.”

Clay Newton, FX Energy’s Vice President of Finance, commented, “We are pleased to begin a new banking relationship with BNPP, and we appreciate the continued support of ING.  The increased credit availability assures FX Energy of being able to fund its largest capital budget to date.  The accordion feature in the new credit facility, together with higher production revenues as the Lisewo and Komorze wells start producing, should allow us to expand operations swiftly in response to a successful outcome in any of our exploration and appraisal projects this year.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.